Exhibit 10.10
Dated 21 July 2010
as novated, amended and restated on 21 July 2010

THE BANKS LISTED IN SCHEDULE 1
as Lenders
-and-
MARFIN EGNATIA BANK Societe Anonyme
as Agent
NEWLEAD HOLDINGS LTD.
as Borrower

FINANCIAL AGREEMENT
reducing revolving credit facility of up to US $23,000,000

INDEX

1.	PURPOSE	1
2.	DEFINITIONS	1
3.	THE FACILITY	11
4.	AVAILABILITY	13
5.	NOTICE OF DRAWDOWN	13
6.	INTEREST PERIODS	15
7.	INTEREST	15
8.	DEFAULT INTEREST	16
9.	SUBSTITUTE BASIS	17
10.	PREPAYMENT	18
11.	REDUCTION- REPAYMENT	18
12.	APPLICATION	19
13.	EVIDENCE OF DEBT	19
14.	PAYMENTS	20
15.	CHANGE OF CIRCUMSTANCES	21
16.	REPRESENTATIONS AND WARRANTIES	23
17.	SECURITIES	26
18.	CONDITIONS PRECEDENT	27
19.	FINANCIAL AND GENERAL UNDERTAKINGS	28
20.	EVENTS OF DEFAULT	31
21.	SET-OFF	34
22.	FEES	34
23.	EXPENSES	34
24.	INDEMNITY	35
25.	STAMP DUTIES	35
26.	DETERMINATIONS	35
27.	NO WAIVER	35
28.	PARTIAL INVALIDITY	35
29	THE AGENT	36
30.	RETIREMENT OF THE AGENT	40
31.	LIMITS OF THE AGENT’S OBLIGATIONS	40
32.	SHARING OF PAYMENTS	42
33.	TRANSFER, ASSIGNMENT, PARTICIPATION, CHANGE OF LENDING BRANCH	43
34.	NON-IMMUNITY	45
35.	NOTICES	46
36	SUPPLEMENTAL	47
37.	LAW AND JURISDICTION	47
38.	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS	48
SCHEDULE 1: LENDERS AND COMMITMENTS		51
SCHEDULE 2: FORM OF NOTICE OF DRAWDOWN		52
SCHEDULE 3: FORM OF ACKNOWLEDGEMENT		54
SCHEDULE 4: FORM OF TRANSFER CERTIFICATE		55
SCHEDULE: ADMINISTRATION DETAILS OF TRANSFEREE LENDER		59

THIS AGREEMENT is made the 21 day of July 2010
BETWEEN
1)	THE BANKS listed in Schedule 1 as Lenders; and

2)	MARFIN EGNATIA BANK Societe Anonyme as Agent; and

3)	NEWLEAD HOLDINGS LTD. as Borrower.
1.	PURPOSE

This Agreement sets out the terms and conditions on which the Lenders have agreed to make available to the Borrower as borrower a reducing revolving credit facility, not exceeding at any relevant time the aggregate amount of Twenty Three million Dollars ($23,000,000) in multiple Advances for the purpose of providing the Borrower with working and investment capital.

2.	DEFINITIONS

2.1	In this Agreement the following terms shall have the following meanings, unless the context otherwise requires:

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement or, if the context may require, so much thereof as shall for the time being be outstanding to the Lenders hereunder or, as the case may be, the principal amount of that portion of each borrowing by the Borrower under this Agreement for which the Borrower selects an Interest Period of a particular duration and, in the plural, means all of them;

“Agent” means Marfin Egnatia Bank Societe Anonyme, a company duly incorporated under the laws of the Republic of Greece, having its registered office at 20 Mitropoleos and Komninon, 546 24 Thessaloniki, Greece and acting in this case through its office at 91 Akti Miaouli, 185 38 Piraeus, Greece and shall include its successors and assigns, subject to the provisions of Clause 29;

“Anemi” means Grand Anemi Limited, a company duly formed and existing under the laws of the Republic of Malta, having its registered office at 198 Old Bakery Street, Valletta, Malta;

“Applicable Accounting Principles” means those accounting principles, standards and practices on which preparation of the Financial Statements is based, which are IFRS or US GAAP and principles and practices adopted by the Borrower and its Subsidiaries at the date hereof or at any time hereafter and notified to and accepted by the Lender;

“Applicable Limit” means the maximum amount available for drawing hereunder at any relevant time and being on the date hereof Twenty Three million Dollars ($23,000,000) and being reduced on each of the twelve (12) Reduction Dates by the relevant Reduction Installment referred to in Clause 11.1 and as it may be further reduced in accordance Clauses 10.1 and/or 10.2 and/or 11.2 and/or any other provision of this Agreement;

“Applicable Margin” means three point seventy five per cent (3.75% ) per annum;

“Associated Costs” means any additional cost (expressed as a percentage rate per annum) which is necessary to compensate the Lenders for the cost of complying with existing or future reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking of monetary control (whether or not having the force of law) from time to time of any central bank or any other relevant fiscal or monetary authority including (without limitation), any requirements of the Bank of Greece (including, without limitation, the Bank of Greece Contribution) or any other applicable regulatory authority (as conclusively determined by Lenders and/or the Agent);

“Auditors” means any first class firm of international accountants to be approved by the Lender;

“Banking Day” means a day on which banks and financial markets are open for business in Athens, Nicosia, New York and London and any other financial centre which the Lenders may deem appropriate for the operation of the provisions of this Agreement;

“Bank of Greece Contribution” means the contribution provided for by Greek Law Decree Nr. 128/75 as amended and in force and as may from time to time be further amended by or supplemented, such contribution presently amounting to zero point six per cent (0.6%) per annum;

“Bonds” means the $145,000,000 senior unsecured, unlisted and unrated convertible seven per cent (7%) notes issued by the Borrower;

“Borrowed Money” means Financial Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Financial Indebtedness of any person falling within any of (i) to (viii) above;

“Borrower” means Newlead Holdings Ltd., a company organised and existing under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda;

“Broken Funding Costs” means any amount that the Agent may certify as necessary to compensate the Lenders for any loss incurred or to be incurred by them as a consequence of repayment in respect of funds borrowed (or committed to be borrowed) or deposits taken

(or committed to be taken) from third parties in connection with the commitment of the Lenders in the Facility, or in liquidating or re-employing such funds or deposits for the remaining part of the then current Interest Period;

“Cash” means free and available negotiable money, orders, cheques and bank balances and deposits but to exclude (a) any cash that is specifically blocked and charged and (b) cash standing to the credit of any blocked account and charged to the Lenders, the Agent or any other person;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or as the case may be, the amount specified in any Transfer Certificate, to the extent not reduced, cancelled, terminated, or transferred in accordance with the provisions of this Agreement and “Total Commitments” means the aggregate of the Commitments of all the Lenders;

“Commitment Period” means in relation to each Advance, the period commencing on the date of this Agreement and ending on the earlier of (a) the Termination Date and (b) the date on which the relevant amounts of the Commitments of the Lenders in respect of that Advance are cancelled;

“Contribution” means, in relation to a Lender in respect of the Facility or any part thereof or any other amount, the part thereof owing to that Lender at any relevant time;

“Control” means in relation to a body corporate:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(ii)	give directions with respect to the operating and financial polices of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; and/or
(b)	the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and “Controlled” shall be construed accordingly;
“Corporate Security Party” means a Security Party which is a company or a corporation;

“Current Assets” means, at any time in respect of the Group, the amount of current assets of the Group on a consolidated basis which would be included as current assets in a consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time together with such amount of Cash forming part of the Minimum Liquidity (but always excluding any current assets arising from Derivative Financial Instruments) which may be disregarded from the current assets in a consolidated balance sheet of the Group;
“Current Liabilities” means, at any time in respect of the Group, the amount of current liabilities of the Group on a consolidated basis which would be included as current liabilities in the consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time excluding Deferred Revenue and all current liabilities arising from Derivative Financial Instruments;
“Deed of Novation, Amendment and Restatement” means the deed of novation, amendment and restatement dated [•] 2010 and made between (i) Grandunion Inc. as existing borrower, (ii) the Borrower as new borrower (iii) the Lenders and (iv) the Agent setting out the main terms and conditions upon which this Agreement was novated, amended and restated;
“Default Rate” means the interest rate referred to in Clause 8.1;
“Deferred Revenue” means for the purposes of Clause 19.21, at the relevant time in respect of the Group, that liability calculated at the time a charter or other employment arrangement in respect of a Fleet Ship is assumed, by discounting at the Group’s weighted average cost of capital, the difference between the market charter rate for an equivalent ship and the assumed charter rate (as set out in the then latest Financial Statements delivered to the Agent pursuant to Clause 19.1);
“Derivative Financial Instruments” means at any time in respect of the Group the fair value of any other derivative financial instruments appearing under this heading (and previously approved by the Agent) in the consolidated latest Financial Statements delivered to the Agent in accordance with the provisions of Clause 19.1 or otherwise and in the event of the Borrower or any other member of the Group changing the form or substance of the Financial Statements (always in accordance with US GAAP) provided to the Agent so that Derivative Financial Instruments no longer appears as a heading and/or such Derivative Financial Instruments are otherwise accounted for, the determination of what constitutes Derivative Financial Instruments shall be made by the Agent acting reasonably;
“Dollars” or “$” means the lawful currency for the time being of the United States of America;
“Drawdown” means the making of an Advance by the Lenders to the Borrower;
“Drawdown Date” means, in relation to each Advance, the date requested by the Borrower for that Advance to be made available or (as the context requires) the date on which that Advance is actually made available;

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group before Taxation for such period:
(a)	adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;

(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(c)	after adding back depreciation and amortisation;

(d)	adjusted to exclude any exceptional or extraordinary costs or income;

(e)	after deducting any profit arising out of the release of any provisions against a liability or charge (excluding in this context the release of any provisions against liabilities or charges relating to exceptional or extraordinary items);
“Encumbrance” means a mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security agreement or arrangement whether now existing or arising in the future on the assets or revenue of the Borrower or any other Security Party other than a pledge or lien arising by operation of law;
“Equity Ratio” means Shareholders’ Equity as a percentage of Total Assets adjusted, in each case for the difference between Fleet Market Value and Fleet Book Value;
“Event of Default” means any event referred to in Clause 20;
“Facility” means a reducing revolving credit facility in the principal amount of up to Twenty Three million Dollars ($23,000,000) at any time outstanding to be made available to the Borrower by the Lenders in multiple Advances pursuant to the terms of Clause 1 and Clause 3 or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lenders hereunder;
“Fair Market Value” means, in relation to each Fleet Ship, the fair market value of such Fleet Ship determined in accordance with Clause 19.22;
“Finance Documents” means:
(a)	this Agreement;

(b)	the Deed of Novation, Amendment and Restatement

(c)	the Security Documents; and

(d)	any other document (whether creating an Encumbrance or not) which is executed at any time by any Security Party or any other person as security for, or to establish any form of subordination or priorities’ arrangement in relation to any amount payable to the Lenders and/or the Agent under this Agreement or any of the documents referred to in this definition or in any other Clause of this Agreement;
“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;
“Financial Quarter” means each period of approximate three (3) months commencing on the day after a Financial Quarter Day and ending on the next following Financial Quarter Day;
“Financial Quarter Day” means 31 March, 30 June, 30 September and 31 December in any year;
“Financial Statements” means the audited by the Auditors or unaudited annual or quarterly financial statements of the Group, referred to in Clause 19.1 comprising in each case of a statement of income, balance sheet, cash flow statement and relative notes;
“Fleet Book Value” means, at the end of a Relevant Period, the aggregate book value of the Fleet Ships less depreciation as stated in the most recent Financial Statements delivered to the Agent pursuant to Clause 19.1;
“Fleet Market Value” means, at the date of calculation, the aggregate of the Fair Market Values of all of the Fleet Ships as last determined in accordance with Clause 19.22;
“Fleet Ships” means all the vessels from time to time wholly owned by the Borrower or any other members of the Group and, in the singular, means any of them;
“Group” means the Borrower and its Subsidiaries (whether direct or indirect) from time to time during the Security Period and “members of the Group” shall be construed accordingly;
“IFRS” means international accounting reporting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant Financial Statements;
“Indebtedness” means any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money and including, without limitation, Broken Funding Costs and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrower (whether as principal, surety or otherwise) to the Lenders and/or the Agent under this Agreement and the other Finance Documents;
“Interest Determination Date” means the Banking Day which is two (2) Banking Days prior to the commencement of an Interest Period;

“Interest Payable” means, in respect of any period, the aggregate (calculated on a consolidated basis) of:
(a)	the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Group by way of Interest on all Borrowed Money, but excluding any amount accruing as interest in-kind (and not as cash pay) to the extent capitalised as principal during such period; and

(b)	net payments in relation to interest rate or currency hedging arrangements in respect of Borrowed Money (after deducting net income in relation to such interest rate or currency hedging arrangements);
“Interest Payment Date” means each day on which interest is payable in accordance with Clause 7, provided that if any such day is not a Banking Day, the relevant Interest Payment Date shall be the next succeeding day which is a Banking Day, unless such next succeeding Banking Day falls into another calendar month, in which event, the relevant Interest Payment Date shall be the immediately preceding Banking Day;
“Interest Period” means, for each Advance, each of the successive periods determined in accordance with Clause 6 of this Agreement during which such Advance or any part thereof is outstanding and for which an Interest Rate in respect thereof is to be established hereunder;
“Interest Rate” means for each Advance (save as provided in Clause 9) the rate of interest applicable to that Advance (or any part thereof) during each Interest Period in respect thereof which is/are conclusively certified by the Agent to the Borrower to be the aggregate of (a) the Applicable Margin, (b) LIBOR or the average of each Lenders’ cost of funding the relevant Advance, for Interest Periods of longer than six (6) months and (c) the Associated Costs;
“Interest Receivable” means, in respect of any period, the amount of Interest accrued on cash balances of the Group during such period;
“Lender” means:
(a)	any of the banks and financial institutions listed in Schedule 1, unless it has delivered as transferor a Transfer Certificate or Certificates in respect of the whole of its Commitment or its Contribution; and

(b)	a bank or financial institution holding a Transfer Certificate;
“LIBOR” means, for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period (or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent) of the rates per annum at which deposits in Dollars are offered to the Lenders by leading banks in the London Interbank Market at the Lenders’ request at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Banking Day of it;
“Loan Account” means collectively the account or accounts maintained by the Lenders and the Agent referred to in Clause 13;
“Majority Lenders” means:
(a)	before any part of the Facility has been advanced, Lenders the aggregate of whose Commitments at any relevant time exceeds seventy five per cent (75%) of the Total Commitments at such time; and

(b)	after any part of the Facility has been advanced, Lenders the aggregate of whose Contributions at any relevant time exceeds seventy five (75%) of that part of the Facility;
“Minimum Liquidity” means an amount of Cash equal to five per cent (5%) of the, at any time, outstanding amount of the Facility;
“Nasdaq” means the National Association of Securities Dealers Automated Quotation;
“Nomination Date” means the Banking Day which is three (3) Banking Days prior to the commencement of an Interest Period;
“Notice of Drawdown” means each written notice given by the Borrower to the Agent pursuant to Clause 5.1 substantially in the form set out in Schedule 2 hereto;
“Permitted Liens” means any supplier’s, carrier’s, workman’s or similar lien arising in the ordinary course of business automatically by statute or by operation of law and not by way of contract in respect of amounts not yet due and payable but excluding any lien arising from any default or omission of the Security Parties or any of them;
Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which an Encumbrance created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;
“Reduction Date” means the date falling three (3) months from the Drawdown Date of the Advance first to occur and each of the eleven (11) dates falling at successive quarterly intervals thereafter throughout the Security Period, on each of which dates the amount of the Facility available hereunder shall be reduced in accordance with Clause 11.1 provided that if any such day is not a Banking Day the relevant Reduction Date shall be the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event the relevant Reduction Date shall be the immediately preceding Banking Day;
“Reduction Installments” means, collectively the twelve (12) consecutive quarterly installments, being in the amount of One hundred thousand Dollars ($100,000 ) each, the first such installment being due and payable on the first Reduction Date and each subsequent installment being due and payable on each Reduction Date falling at successive quarterly intervals thereafter; provided that if the Facility drawn down is less than Twenty Three million Dollars ($23,000,000) then the Reduction Installments shall be reduced proportionately;
“SEC” means the U.S. Securities and Exchange Commission;
“Security Documents” means collectively the Personal Guarantee and where the context so admits this Agreement and any other agreement or document that may be executed at any time by the Borrower, the other Security Parties or any other person as security for the due payment of the Indebtedness;
“Security Parties” means each party to the Finance Documents (other than the Lenders and the Agent) and, in the singular, means any of them;
“Security Period” means the period during which the Finance Documents remain in effect and ending when the Indebtedness is paid in full;

“Shareholders Equity” means, at any time in respect of the Group, the amount of shareholders equity of the Group on a consolidated basis which would be included as shareholders equity in the consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time;
“Subject Documents” means all of the Finance Documents (none to be amended, varied, supplemented or modified without the consent of the Agent), and together with any other instrument, document or memorandum, scheduled to any of the documents referred to above, and any notice, consent to acknowledgement referred to in or required pursuant to any of the documents referred to above and any document, instrument or memorandum which secures any of the obligations of the Borrower under any of the Finance Documents or under any other Subject Document;
“Subsidiary” of a person means: (a) any other person directly or indirectly Controlled by that person; or (b) any other person whose dividends or distributions on ordinary voting share capital that person is entitled to receive more than fifty per cent (50%); or (c) any entity (whether or not so Controlled) treated as a Subsidiary in the financial statements of that person from time to time;
“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions or conditions resulting in a charge (other than taxes on the overall net income of the Lender) and “Tax” and “Taxation” shall be construed accordingly;
“Termination Date” means the date falling one (1) month prior to the last Reduction Date or such later date as the Lenders and the Agent may approve in writing;
“Total Assets” means at any time in respect of the Group, the amount of total assets of the Group on a consolidated basis which would be included as total assets in a consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time;
“Transfer Certificate” means a transfer certificate in the form set out in Schedule 4 with any modification or amendments approved or required by the Agent;
“US GAAP” means generally accepted accounting principles adopted in the United States; and
“Working Capital” means for the purposes of Clause 19.21 Current Assets less Current Liabilities (excluding at any given time, (a) the current portion of long -term debt maturing within twelve (12) months and (b) non-cash current liabilities of the Group on a consolidated basis which would be included as non cash liabilities in the consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time in relation to Deferred Revenue).

2.2	In this Agreement clause headings are for ease of reference only and shall be disregarded in the construction of this Agreement.

2.3	In this Agreement unless the context otherwise requires:
2.3.1	words importing the singular number shall include the plural and vice versa;

2.3.2	fees, costs and expenses shall be exclusive of any value added tax or similar tax (if any) which shall accordingly be payable in addition;

2.3.3	any reference to a document or instrument is a reference to that document or instrument as the same may have been, or may from time to time be amended or supplemented;

2.3.4	the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, administrative receiver, manager or administrator of or in relation to a company or corporation or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities;

2.3.5	references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;

2.3.6	a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision; and

2.3.7	the words “herein”, “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used.
2.4	The following expressions shall be construed in the following manner:

“Lender” and “Agent” include their respective successors, assigns, transferees and sub-participants in accordance with their respective interests.

3.	THE FACILITY

3.1	The Lenders hereby agree to make available to the Borrower subject to the terms and the conditions hereof the Facility for the purposes stated in Clause 1 in an aggregate amount not exceeding at any relevant time Twenty Three million Dollars ($23,000,000) provided however that (a) no Advance shall be drawn down unless specifically approved by the Lenders and the Agent and (b) to the extent that the Borrower prepays any sums initially borrowed in respect of the Facility it shall be entitled to reborrow the amount so prepaid up to the Applicable Limit.

3.2	Subject to the provisions of this Agreement, each Lender will participate in the Facility and each part thereof up to an aggregate maximum principal amount not exceeding its Commitment and in the proportion which its Commitment bears to the Total Commitments. No Lender is obliged to lend more than its Commitment.

3.3	No Lender will have any liability whatsoever to make available the relevant part of its Commitment in respect of any Advance or any part thereof after the date of the expiry of the Commitment Period applicable to such Advance and any part of any Lender’s Commitment in respect of that Advance which has not been advanced to the Borrower at close of business on such date shall be cancelled.

3.4	The obligations of each Lender under this Agreement and the other Finance Documents are several and, accordingly:
3.4.1	no Lender shall be liable for the failure of any other Lender to perform its obligations under this Agreement or any of the other Finance Documents; and

3.4.2	the failure of a Lender to perform any of its obligations under this Agreement or any of the other Finance Documents shall not relieve any other Lender or any Security Party from any of their respective obligations hereunder or thereunder.
3.5	The rights and interests of each Lender and the Agent under this Agreement and the other Finance Documents are several and, accordingly, notwithstanding any provision to the contrary herein or therein:
3.5.1	the aggregate of the amounts outstanding at any time under this Agreement and the other Finance Documents to each Lender shall be due as a separate and independent debt; and

3.5.2	each Lender and the Agent shall have the right to sue for any amount due and payable to it from the Borrower or any other Security Party under this Agreement or any of the other Finance Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceedings to that end.
3.6	No Lender shall, except with the prior written consent of the Majority Lenders, bring any proceedings against the Borrower or any other Security Party in respect of any other claim (whether in contract, tort or otherwise) which that Lender may have under or in connection with this Agreement or any of the other Finance Documents.

3.7	The Borrower undertakes to use the proceeds of each Advance in accordance with and for the purposes referred to in Clause 1; the Lenders and the Agent (although entitled) shall not be obliged to monitor the application of such proceeds.

4.	AVAILABILITY

Subject as herein provided, the Facility is available to the Borrower to be drawn down during the Commitment Period. Any part of the Facility which remains undrawn at the close of business in Athens on the relevant Termination Date shall be automatically cancelled.

5.	NOTICE OF DRAWDOWN

5.1	The Borrower may draw an Advance subject to giving the Agent Notice of Drawdown not later than 11:00 a.m. London time two (2) Banking Days before the proposed Drawdown Date, which notice shall:
5.1.1	be effective on receipt by the Agent;

5.1.2	specify the Banking Day during the Commitment Period applicable to that Advance upon which that Advance is required;

5.1.3	give full details of the place and account, which must be acceptable to the Agent, to which the proceeds of that Advance are to be paid;

5.1.4	constitute a representation and warranty in the terms of Clause 16; and

5.1.5	be irrevocable.
5.2	Upon receipt of a Notice of Drawdown, the Agent shall promptly notify each Lender of:
5.2.1	the amount of that Advance;

5.2.2	the amount of that Lender’s participation in that Advance;

5.2.3	the Drawdown Date of that Advance; and

5.2.4	the duration of the first Interest Period for that Advance.
5.3	Each Lender shall, subject to the provisions of this Agreement, make available to the Agent on each Drawdown Date the relevant part of its Commitment in respect of the Advance to be drawn on that Drawdown Date.

5.4	Notwithstanding the giving of a Notice of Drawdown pursuant to Clause 5.1 neither the Lenders nor the Agent shall be obliged to disburse any funds until all the applicable conditions set out in Clause 18.1 have been satisfied.

5.5	Subject to the provisions of this Agreement, the Agent will pay to the Borrower on each Drawdown Date the amounts which the Agent receives from the Lenders under Clause 5.3 in like funds as are received by the Agent from the Lenders by applying the same in accordance with the Notice of Drawdown given by the Borrower.

5.6	The payment by the Agent under Clause 5.5 shall constitute the making of that Advance and the Borrower shall thereupon become indebted, as principal and direct obligor, to each Lender in the amount of each Lender’s Contribution in respect of that Advance (in addition to any amount previously advanced by that Lender pursuant to this Agreement).

5.7	Unless otherwise expressly agreed between the Borrower, the Lenders and the Agent no Working and Investment Capital Advance shall be made:
5.7.1	if by being drawn down it would increase the Facility to a sum in excess of the Applicable Limit prevailing at the relevant time; and/or

5.7.2	in an amount of less than One million Dollars ($1,000,000) or multiples thereof.
5.8	Each Notice of Drawdown shall be irrevocable and the Borrower shall be bound to borrow in accordance with such notice.

5.9	On payment of each Advance drawn down the Borrower shall sign an Acknowledgement in the form set out in Schedule 3 hereto.

5.10	If the Borrower gives a Notice of Drawdown pursuant to Clause 5.1 and the Lenders make arrangements on the basis of such notice to acquire Dollars in the London Interbank Market to fund an Advance or any part thereof and the Borrower is not permitted or otherwise fails to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrower shall indemnify the Lenders against any damages, losses or expenses which the Lenders may incur (either directly or indirectly) as a consequence of the failure by the Borrower to borrow in accordance with such Notice of Drawdown.

5.11	The Borrower may, at any time during the Availability Period, cancel the Facility or, as the case may be, any part thereof which remains undrawn in whole or in part (but if in part in a minimum of One hundred thousand Dollars ($100,000) or a multiple thereof upon giving the Lenders and/or the Agent three (3) Banking Days’ notice in writing to that effect. Such notice once given shall be irrevocable and upon such cancellation taking effect the Facility shall be reduced accordingly. Notwithstanding any such cancellation pursuant to this Clause 5.11 the Borrower shall continue to be liable for any and all amounts due to the Lenders under this Agreement including without limitation any amounts due to the Lenders under Clauses 7, 9, 15 and 24.

6.	INTEREST PERIODS

6.1	Subject to Clause 6.2, the Interest Periods applicable to each Advance shall (subject to market availability) be periods of a duration of three (3) or six (6) months (or such other periods as the Agent and the Borrower may agree) as selected by the Borrower by written notice to be received by the Agent not later than 11.00 a.m. (London time) on the relevant Nomination Date.

6.2	Notwithstanding the provisions of Clause 6.1:
6.2.1	the initial Interest Period in respect of each Advance shall commence on the Drawdown Date thereof and shall end on the expiry date thereof and each subsequent Interest Period for that Advance shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.2	if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event that Interest Period shall end upon the immediately preceding Banking Day;

6.2.3	where any Reduction Date occurs other than at the end of an Interest Period there shall in respect of that part of the Facility equivalent to the amount of the Reduction Installment by which the Applicable Limit is to be reduced on such Reduction Date, be a separate Interest Period expiring on such Reduction Date and the Interest Rate relating to such part shall be fixed separately;

6.2.4	no Interest Period shall extend beyond the final Reduction Date;

6.2.5	if the Borrower fails to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Agent in its sole discretion may select; and

6.2.6	save as provided in Clause 6.2.1 the Borrower shall not select more than one (1) Interest Period at any one time.
6.3	The Agent will notify the Lenders and the Borrower of each determination of the duration of an interest period promptly upon the determination thereof.

7.	INTEREST

7.1	Subject to the terms of this Agreement the Borrower shall pay to the Agent for the account of the Lenders interest in respect of each Advance (or the relevant part thereof) accruing at the Interest Rate for each Interest Period relating thereto in arrears on the last day of each Interest Period, provided that where such Interest Period is of a duration longer than three (3) months, accrued interest in respect of such Advance (or such part thereof) shall be paid every three (3) months during such Interest Period and on the last day of such Interest Period.

7.2	Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

7.3	The Interest Rate applicable for each Interest Period shall be calculated and determined by the Agent on each Interest Determination Date and each such determination of an Interest Rate hereunder shall be promptly notified by the Agent to the Borrower at the beginning of each Interest Period in respect thereof. The Agent’s certificate as to the Interest Rate applicable shall be final and (except in the case of manifest error) binding on the Borrower and the other Security Parties.

7.4	Each Lender shall use all reasonable endeavours promptly to provide the Agent whenever so required with the necessary quotation for the purposes of fixing a rate of interest under this Agreement. If any Lender fails to provide the Agent with any such quotation, the applicable rate of interest shall be based on the quotations supplied by the other Lenders, provided that if all the Lenders fail to provide a quotation then the applicable rate of interest shall be determined in accordance with Clause 9.3

7.5	The Agent will notify the Lenders and the Borrower of each determination of a rate of interest under this Agreement and any of the other Finance Documents promptly upon the determination thereof.

8.	DEFAULT INTEREST

8.1	In the event of a failure by the Borrower to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or the other Finance Documents and irrespective of any notice by the Agent or any other person to the Borrower in respect of such failure, the Borrower shall pay interest on such amount on demand from the date of such default up to the date of actual payment (as well after as before judgment) at the per annum rate which is the aggregate of (a) two point five per cent (2.5%), (b) the Applicable Margin, (c) the Associated Costs and (d) the average of the rates at which each Lender in accordance with its normal practice are offered deposits in Dollars in the London Interbank Market for such period as the Agent may select at or about 11.00 a.m. (London time) on the Banking Day immediately following that on which the Agent becomes aware of the default and, so long as the default continues, such rate shall be recalculated on the same basis thereafter.

8.2	Any interest which shall have accrued under Clause 8.1 in respect of an unpaid amount shall be due and payable at the end of the period by reference to which it is calculated or such other date or dates as the Agent may specify by written notice to the Borrower.

8.3	Clauses 7.2 and 7.3 shall apply to the calculation of interest on amounts in default.

9.	SUBSTITUTE BASIS

9.1	If a Lender determines (which determination shall be conclusive) that:
9.1.1	at 11.00 a.m. (London time) on any Interest Determination Date such Lender was not being offered by banks in the London Interbank Market deposits in Dollars in the required amount and for the required period; or

9.1.2	LIBOR would not adequately reflect the cost of such Lender of making, funding or maintaining the Facility or any part thereof for the duration of the next succeeding Interest Period; or

9.1.3	by reason of circumstances affecting the London Interbank Market such deposits are not available to such Lender in such market; or

9.1.4	adequate and reasonable means do not or will not exist for such Lender to ascertain the Interest Rate applicable to the next succeeding Interest Period; or

9.1.5	Dollars will or may not continue to be freely transferable;
then, and in any such case the Agent shall give notice of any such event to the Borrower and in case any of the above occurs on the Interest Determination Date prior to a Drawdown Date the Borrower’s right to borrow an Advance which remains available for borrowing shall be suspended during the continuation of such circumstances.

9.2	If, however, any of the events described in Clause 9.1 occurs on any other Interest Determination Date relative to an Advance or any part thereof, then the duration of the relevant Interest Period(s) shall be up to one (1) month and during such Interest Period the Interest Rate applicable to such Advance or the relevant part thereof shall be the rate per annum determined by the Agent rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of the Applicable Margin and the cost (expressed as a percentage rate per annum) to the Lenders of funding the amount of such Advance or any part thereof during such Interest Period(s).

9.3	During such Interest Period(s) the Borrower and the Agent on behalf of the relevant Lender(s) shall negotiate in good faith in order to agree an Interest Rate or Rates and Interest Period or Periods satisfactory to the Borrower and the relevant Lender(s) to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrower and the relevant Lender(s) are unable to agree on such an Interest Rate(s) and Interest Period(s) by the day which is two (2) Banking Days before the end of the Interest Period referred to above, the Borrower shall repay the Facility together with accrued interest thereon at the Interest Rate set out above together with all other amounts due under this Agreement relative to the Facility but without any prepayment fee, on the last day of such Interest Period, whereupon the Facility shall be cancelled and no further Advances shall be made hereunder.

10.	PREPAYMENT

10.1	By giving not less than fifteen (15) Banking Days’ prior written notice to the Agent the Borrower may prepay all or any part of the Facility (but if in part the amount to be prepaid shall be One hundred thousand Dollars ($100,000) or a multiple thereof) at the end of the then current Interest Period. The Borrower shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of the Facility or any part thereof and if it fails to obtain and/or comply with the terms of such consent or approval and in consequence thereof the Lenders have to repay the amount prepaid or the Lenders incur any penalty or loss then the Borrower shall indemnify the Lenders forthwith against all amounts so repaid and/or against all such penalties and losses incurred.

10.2	Save as otherwise herein expressly provided, any prepayment of the Facility or any part thereof made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid, be made together with accrued interest thereon and such additional amount (if any) as the Agent may certify as necessary to compensate the Lenders for any Broken Funding Costs incurred or to be incurred by it as a result of such prepayment.

10.3	Any notice of prepayment given by the Borrower under this Agreement shall be irrevocable and the Borrower shall be bound to prepay in accordance with each such notice.

10.4	Subject to other provisions of this Agreement (including, without limitation, Clauses 9.1, 11.1, 11.2, 11.3, 15.1 and 20) any prepayment made under this Agreement and applied against the Facility or any part thereof may be reborrowed hereunder.

10.5	The Borrower may not prepay all or any part of the Facility except in accordance with the express terms of this Agreement.

10.6	The Agent shall promptly notify the Lenders of any notice which is received from the Borrower under Clause 10.1.

11.	REDUCTION- REPAYMENT

11.1	The Facility shall be reduced by the Borrower by the twelve (12) Reduction Installments, each such Reduction Installment being due and payable on the Reduction Date numerically corresponding to it and, on which such Reduction Installment shall be due and payable hereunder. On the final Reduction Date the Borrower shall also pay to the Lenders any other outstanding amounts of the Facility.

11.2	The Borrower accepts and agrees that on each Reduction Date, the maximum amount of the Facility shall be reduced to the Applicable Limit available on such Reduction Date and in case that on any Reduction Date the aggregate outstanding principal amount of all Advances drawn down and outstanding on such Reduction Date, exceeds the Applicable Limit available on such Reduction Date the Borrower covenants to pay to the Lenders on such Reduction Date such part of the Facility as shall be required in order to reduce the Facility to the Applicable Limit available on such Reduction Date.

12.	APPLICATION

All moneys received by the Lenders and/or the Agent under or pursuant to this Agreement and/or any of the other Finance Documents and expressed to be applicable in accordance with the provisions of this Clause 12 shall be held by the Agent for the account of the Lenders, to be applied in the following manner:
(a)	first, in or towards payment of all sums other than principal of or interest on the Facility which may be owing to the Lenders and/or the Agent under this Agreement and the other Finance Documents or any of them;

(b)	second, in or towards payment to the Lenders, of any default interest and/or overdue interest and/or overdue principal payments payable to the Lenders under the Finance Documents;

(c)	third, in or towards payment to the Lenders of any interest owing in respect of the Facility or any part thereof;

(d)	fourth, in or towards payment to the Lenders of principal owing in respect of the Facility;

(e)	fifth, in or towards payment to the Lenders of any amount due to it in accordance with the provisions of Clauses 10.3 and 24 by reason of any such payment in respect of the Facility not being effected on the last day of an Interest Period in respect of the total amount of the Facility;

(f)	sixth, at any time on or after the occurrence of an Event of Default or any event which with the giving of notice or passage of time or a determination by the Agent and/or the Lenders and/or satisfaction of any condition or any continuation of the foregoing may become an Event of Default in retention of a sum equal to the total of any and all other amounts which (in the reasonable opinion of the Agent) although not then due to the Lenders and/or the Agent under this Agreement and the other Finance Documents will become so due to the Lenders and/or the Agent, such sums thereafter to be applied by the Agent from time to time in accordance with this Clause 12; and

(g)	seventh, the surplus (if any) shall be paid to the Borrower or to whomsoever else may be entitled to receive such surplus.
13.	EVIDENCE OF DEBT

13.1	Each Lender will open and maintain on its books accounts showing the amount owing to it from the Borrower and the other Security Parties and the amounts of all payments of principal, interest and other moneys falling due and received by that Lender.

13.2	The Agent will open and maintain on its books accounts showing the amounts owing to each Lender from the Borrower and the other Security Parties and the amounts of all payments of principal, interest and other moneys falling due and received by that Lender.

13.3	The Borrower’s obligation to repay the Facility or any part thereof, to pay interest thereon and to pay all other sums due under the other Finance Documents shall be conclusively evidenced (in the absence of manifest error) by the entries from time to time made in the accounts opened and maintained under this Clause 13.

14.	PAYMENTS

14.1	All amounts payable under this Agreement and/or the other Finance Documents by the Borrower, including amounts payable under this Clause 14, shall be paid in full to the Agent for the account of the Lenders without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes.

14.2	In the event the Borrower is required by law to make any such deduction or withholding from any payment hereunder then the Borrower shall forthwith pay to the Agent on behalf of the Lenders such additional amount as will result in the immediate receipt by the Agent for the account of the Lenders of the full amount which would have been received hereunder had no such deduction or withholding been made, but if a Lender shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrower and if a Lender in its sole determination actually receives a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, such Lender shall, subject to any laws or regulations applicable thereto, pay to the Borrower after such benefit is effectively received by that Lender such amounts (which shall be conclusively certified by that Lender) as shall ensure that the net amount actually retained by that Lender is equal to the amount which would have been retained if there had been no such deduction; the Borrower shall immediately forward to the Agent official receipt of the relevant taxation or other authority or other evidence acceptable to the relevant Lender of the amount deducted or withheld as aforesaid, provided that in the event that it shall be illegal for the Borrower to pay such additional amount as is referred to in this Clause 14.2 then the Indebtedness shall be repayable by the Borrower to the relevant Lender on demand.

14.3	Unless otherwise specified by the Agent, all moneys to be paid by the Lenders to the Agent or by the Borrower to any Lender under this Agreement and any of the other Finance Documents shall be paid to the Agent, in the case of an amount payable to it:
14.3.1	in banking hours on their due date in Dollars, in funds which are for same day settlement in the New York Clearing House Interbank Payments System (or in such other Dollar funds as shall for the time being be customary for settlement of international banking transactions in Dollars); and

14.3.2	in the case of an amount payable to the Agent or the Lenders, to such account as the Agent may from time to time notify the Borrower and the other Lender; and

14.4	The Agent shall not be obliged to make available to any of the parties hereto any amount which it is due to receive for the account of that party unless it is satisfied that it has unconditionally received the funds concerned.

14.5	Without prejudice to Clause 14.4 if the Agent makes an amount available to the Borrower which has not (but should have) been made unconditionally available to the Agent by a Lender, the Borrowers shall on demand refund such amount to the Agent.

14.6	Without prejudice to Clause 14.4, if the Agent makes an amount available to a Lender, which has not (but should have) been paid to the Agent by the Borrower and such Lender, (as appropriate) shall:
14.6.1	on demand refund such amount to the Agent; and

14.6.2	pay to the Agent on demand such further amount (as conclusively certified by the Agent) as shall indemnify the Agent against any cost, loss, liability or expense suffered or incurred by the Agent as a result of its having made available such amount to that Lender, before receiving it from the Borrower.
14.7	The Borrower undertakes to indemnify the Lenders and the Agent against any loss incurred by the Lenders and/or the Agent as a result of any judgment or order being given or made for the payment of any amount due under this Agreement and/or the other Finance Documents and such judgment or order being expressed in a currency other than the currency in which the payment was due under this Agreement and/or the other Finance Documents and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrower and shall continue in force and effect notwithstanding any such judgment or order as aforesaid.

15.	CHANGE OF CIRCUMSTANCES

15.1	If:
15.1.1	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof:
(a)	subjects a Lender to any Tax with respect to payments of principal of or interest on the Facility or any other amount payable hereunder; or

(b)	changes the basis of Taxation of payments to a Lender of principal of or interest on the Facility or of any other amount payable hereunder (other than a change in the rate of Tax on the overall net income of such Lender); or

(c)	imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by any office of a Lender; or

(d)	imposes on a Lender any other condition affecting this Agreement, the Facility or any part thereof or its funding; or
15.1.2	any Lender complies with any request, law, regulation (including any which relates to capital adequacy or liquidity control or which affects the manner in which that Lender allocates capital resources to its obligations under this Agreement (including without limitation, those resulting from the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel ll”) or any other law or regulation which implements Basel II) or directive from any applicable fiscal or monetary authority (whether or not having the force of law) and as a result of any of the foregoing either directly or indirectly:
(a)	the cost to such Lender of making, funding or maintaining its Commitment in respect of the Facility or any part thereof is increased; or

(b)	the amount of principal, interest or other amount payable to such Lender or the effective return to such Lender hereunder is reduced; or

(c)	such Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount receivable by it from the Borrower hereunder, then and in each such case upon demand from time to time the Borrower shall pay to the Agent for the account of the relevant Lender such amount as shall compensate such Lender for such increased cost, reduction, payment or foregone interest or other return. If that Lender is entitled to make a claim pursuant to this Clause it shall notify the Borrower of the event by reason of which it is so entitled and shall submit to the Borrower a certificate setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.

On receipt of such certificate the Borrower shall have the option to prepay within ninety (90) days that Lender’s Contribution together with all interest accrued thereof and all costs and other amounts (including amounts payable referred to above and any amount payable under Clause 10.2) payable to the relevant Lenders hereunder. If the Borrower decides to exercise such option it shall give written notice to the Agent and prepay the amount due to the relevant Lender within ninety (90) days of the receipt of the certificate referred to above.

The relevant Lender’s duties and liabilities hereunder shall be cancelled on the giving of such notice.

15.2	Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for a Lender to make, fund or maintain the Commitment or the Contribution of such Lender or any part thereof, the Agent may by written notice thereof to the Borrower declare that the relevant Lenders’ duty to provide the Borrower with its Commitment or its Contribution shall be terminated forthwith whereupon the Borrower will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Contribution of such Lender(s) together with all interest accrued thereon and all other amounts payable to the relevant Lender hereunder including the amounts due under Clause 10.2. That Lender’s duties and liabilities hereunder and its Commitment and Contribution shall be cancelled on the giving of such notice.

15.3	If any of the events referred to in Clause 15.1 or Clause 15.2 shall occur, but without prejudice to the liability of the Borrower to prepay the Facility, the Borrower, the Agent and the Lender(s) concerned shall negotiate in good faith with a view to agreeing terms for making the Commitment or the Contribution of such Lender(s) available from another jurisdiction, or funding the Commitment or the Contribution of such Lender(s) from alternative sources or otherwise restructuring the Commitment or the Contribution of such Lender(s) on a basis which is not unlawful.

16.	REPRESENTATIONS AND WARRANTIES

16.1	The Borrower hereby represents and warrants to the Lenders and the Agent that:
16.1.1	each Security Party is a company or corporation duly formed and validly existing under the laws of the country of its incorporation and has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business;

16.1.2	each Security Party has power to enter into this Agreement and the other Finance Documents to which such Security Party is a party and to perform and discharge its/his/her duties and liabilities hereunder and thereunder and (in the case of the Borrower) to borrow hereunder and each Security Party has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement and the other Finance Documents and the borrowings to be made hereunder;

16.1.3	the execution, delivery and performance of this Agreement and the other Finance Documents will not contravene or exceed the powers granted to each Security Party or by, or any provision of, any law or regulation in any jurisdiction to which the Security Parties or any of them are/is subject, any order or decree of any governmental agency or court of or in any jurisdiction to which the Security Parties or any of them are/is subject, the certificates of incorporation, the other constitutional documents of the Security Parties or any of them or any mortgage, deed, contract or agreement to which the Security Parties or any of them is/are a party and which is binding upon the Security Parties’ assets, and will not cause any Encumbrance to arise over or attach to all or any part of any Security Party’s revenues or assets nor require any Security Party to create any such Encumbrance;

16.1.4	all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange control approvals) in any jurisdiction to which the Security Parties or any of them is/are subject required to enable the Borrower to borrow hereunder and the Borrower and the other Security Parties lawfully to enter into and perform and discharge their respective duties and liabilities under this Agreement and the other Subject Documents to which each of them is a party and to ensure that the duties and liabilities of the Borrower and the other Security Parties hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement and the other Subject Documents to which each of them is a party and to make this Agreement and the other Subject Documents admissible in evidence in such aforesaid jurisdictions have been obtained or made and are in full force and effect;

16.1.5	this Agreement and each of the other Subject Documents to which each Security Party is a party constitute the legal, valid, binding and unconditional duties and liabilities of such Security Party as is a party thereto, enforceable against such Security Party in accordance with the terms hereof or thereof;

16.1.6	no Security Party has failed to pay when due any material amount or to perform any material duty under the provisions of any agreement relating to indebtedness in excess in aggregate of Three hundred thousand Dollars ($300,000) to which such Security Party is a party or by which it may be bound and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by such Security Party under any such agreement;

16.1.7	no litigation or administrative proceedings in any court, arbitration tribunal or governmental authority are pending or threatened against any Security Party or any of its assets which might materially adversely affect such Security Party’s ability to perform and discharge its duties and liabilities hereunder and under the other Subject Documents to which it/he is a party thereto;

16.1.8	the Financial Statements provided by the Borrower to the Agent in accordance with Clause 19.1 are complete and correct and present fairly the position of the members of the Group therein stated and the results of the operations of the members of the Group ended on such date, and have been prepared in accordance with the Applicable Accounting Principles consistently applied and give a true and fair view of the financial condition, assets and liabilities of the members of the Group therein stated at the date to which such Financial Statements have been prepared and since that date there has been no adverse change in the financial conditions of the business, assets or operation of the members of the Group therein stated or the Group taken as a whole (as the case may be);

16.1.9	the information provided to the Agent in relation to this transaction is true and correct in all material respects and does not omit any information necessary to make any of the information so provided not misleading;

16.1.10	the copy of each Subject Document delivered by the Borrower to the Agent is a true and complete copy thereof;

16.1.11	none of the parties to the Subject Documents is in default thereunder;

16.1.12	none of the Security Parties is in default under any agreement to which it is a party or by which it may be bound and no litigation, arbitration, tax claim, administrative proceeding or investigation is current or pending or (to its knowledge) threatened;

16.1.13	the financial condition of the Borrower and the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;

16.1.14	all the obligations and liabilities of the Borrower hereunder rank and will rank at least pari passu in right of payments with all other unsubordinated indebtedness of the Borrower;

16.1.15	save as disclosed to the Agent in writing neither the Borrower nor any other Security Party has incurred any indebtedness or authorised or accepted any capital commitments;

16.1.16	no Taxes are imposed by deduction withholding or otherwise or any other payment to be made by any Security Party under this Agreement and/or any other of the Subject Documents or are imposed on or by virtue of the execution or delivery of the Agreement and/or any other of the Subject Documents or any document or instrument to be executed or delivered hereunder or thereunder and all relevant tax returns have been filed;

16.1.17	the choice of law agreed to govern this Agreement and/or any other Subject Document and the submission to the jurisdiction of the courts agreed in each of the Subject Documents are or will be on execution of the respective Subject Documents valid and binding on the Borrower and any other Security Party which is a party thereto;

16.1.18	no Encumbrance exists on any Security Party’s assets except as permitted by this Agreement;

16.1.19	each of the Subject Documents is in full force and effect and constitutes the valid binding and enforceable obligations of the Borrower and each other Security Party which is a party thereto, and the other parties to it and there has been no breach of the terms or the obligations of any party to it thereunder and no person has disputed or repudiated or disclaimed any liability under it or indicated that it does not consider itself bound by or does not intend to comply with any of the terms of any such documents;

16.1.20	the Borrower and the other Security Parties have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject and neither the Borrower nor any other Security Party has an office in England or in the United States of America;

16.1.21	no member of the Group is overdue in the payment of any amount in respect of Tax;

16.1.22	it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the other Subject Documents, that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax in the United Kingdom or in the Republic of Greece or in the Republic of Cyprus, or in the Republic of the Marshall Islands or in any other country where any Security Party carries on business;
16.2	The representations and warranties of the Borrower set out in Clause 16.1 above shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and on each Interest Payment Date with respect to the facts and circumstances existing at each such time as if made at such time.

17.	SECURITIES

17.1	The Borrower hereby agrees that the Security Documents shall secure with first priority, the due payment of the Indebtedness.

17.2	It is declared and agreed in relation to the security created by the Security Documents that:
17.2.1	it shall be held by the Lenders and the Agent as a continuing security for the payment of the Indebtedness;

17.2.2	the security so created shall not be satisfied or discharged by intermediate payment or satisfaction of any part of the amount secured thereunder;

17.2.3	the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Lenders for all or any part of the amounts thereby secured; and

17.2.4	every power and right given to the Lenders hereunder shall be in addition to and not in limitation of any and every other power or right of the Lenders under the Security Documents and may be exercised from time to time in such order and as often as the Lenders may consider appropriate.
18.	CONDITIONS PRECEDENT

18.1	Notwithstanding the provisions of Clause 5, the agreement of the Lenders to make available the amounts of their Commitment in respect of any Advance on any Drawdown Date hereunder is subject to the condition that the Agent shall have received not later than the Drawdown Date in respect of such Advance the following documents or evidence in form and substance satisfactory to the Agent and its legal advisers:
18.1.1	a certificate signed by the secretary or a director of each Security Party, stating, inter alia, the full names of the persons or persons legally and beneficially entitled as shareholders/stockholders of the entire issued and outstanding shares/stock of that Security Party and a copy, certified as a true copy by the secretary of each Security Party of the resolutions of the board of directors and of the shareholders of each Security Party authorising the transaction contemplated hereby and authorising a person or persons to sign or execute on behalf of each Security Party this Agreement, each Notice of Drawdown (as in the form of Schedule 2 thereof), each Acknowledgement (as in the form of Schedule 3 hereof) and the other Finance Documents as is a party thereto;

18.1.2	the originals of any power or powers of attorney granted pursuant to Clause 18.1.1;

18.1.3	specimen signatures, duly authenticated of the person or persons referred to in Clause 18.1.1;

18.1.4	certificates or other evidence satisfactory to the Agent in its sole discretion of the existence and good standing of each Security Party, dated not more than fifteen (15) days before the date of this Agreement;

18.1.5	copies, duly certified as a true copy by the respective secretaries of each Security Party of the certificate of incorporation and the other constitutional documents of each Security Party;

18.1.6	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Agent or its legal advisers may require) by the Security Parties or any of them with respect to this Agreement and the other Finance Documents;

18.1.7	such documentation and other evidence (in form and substance satisfactory to the Lender) as is reasonably requested by the Agent in order for the Lenders and the

Agent to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Subject Documents;

18.1.8	letter from HFW Nominees Limited to the Agent confirming acceptance of their appointment as agents for service of process in England under Clause 37.4;

18.1.9	a letter from Mr. Peter Kallifidas to the Agent confirming acceptance of her appointment as agent for service of process in Greece under Clause 37.5;

18.1.10	the opinion letters from Bermuda, Marshall Islands and such other legal counsels as the Agent may require, all acceptable to the Agent, in relation to this Agreement and the other Finance Documents referred to in this Clause 18.1, and in form and substance satisfactory to the Agent; and

18.1.11	such further documents and evidence as the Agent may hereafter request.
18.2	If the Lenders, at their discretion, permits an Advance or any part thereof to be borrowed before certain of the conditions referred to in Clause 18.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within five (5) Banking Days after the relevant Drawdown Date (or such longer period as the Agent specifies).

19.	FINANCIAL AND GENERAL UNDERTAKINGS

The Borrower hereby undertakes with the Lenders and the Agent that throughout the Security Period the Borrower shall (and shall procure that each other relevant Security Party shall) comply with the following provisions of this Clause 19, except as the Agent may otherwise permit:

19.1	to supply the Agent with such number of copies as the Agent may require of (i) the annual Financial Statements of the Group audited by the Auditors as soon as available but in any event not later than one hundred and eighty (180) days after the end of the relevant period to which they relate starting with the 2009 Financial Statements, (ii) the quarterly unaudited Financial Statements of the Group as soon as available but in any event not later than ninety (90) days after the end of the relevant quarterly period starting with the accounts for the quarterly period ending 31 December 2009 and (iii) such other information with regard to the business, properties or condition, financial or otherwise, of each member of the Group as the Agent may from time to time reasonably request;

19.2	to procure that the Financial Statements to be delivered from time to time in accordance with Clause 19.1 shall be prepared in accordance with the Applicable Accounting Principles and practices consistently applied, which shall present fairly the financial position of the Group as at the end of each period, to which they relate and the results of the operations for the period which they relate;

19.3	to obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement and the Subject Documents under any applicable law or regulation to enable them to perform and discharge their duties and liabilities hereunder and thereunder and promptly supply the Agent with copies thereof;

19.4	to ensure that at all times the claims of the Lenders and the Agent against each Security Party under this Agreement and the other Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

19.5	to deliver to the Agent translations into English (certified by an authorised translator) of any documents which have to be delivered to the Agent under the terms of this Agreement or the other Finance Documents, the originals of which are not in the English language;

19.6	not to make any loans or advances to, or any investments in any officer, director, stockholder, employee or customer of the Borrower;

19.7	not to declare or pay any dividends or repay any shareholders’ loans or make any distributions to its shareholders in any form whatsoever;

19.8	not to and procure that each other Security Party shall not change the nature of their/its business or commence any business other than the business presently conducted by it;

19.9	without prejudice to the obligations of the Borrower under Clause 19.10, promptly after the happening of an Event of Default or any event which with the giving of notice or passage of time or a determination of the Agent and/or the Lenders or either of them and/or satisfaction of any condition or any combination of the foregoing, may become an Event of Default has occurred, to notify the Agent of such event and of the steps (if any) which are being taken to nullify or mitigate its effect;

19.10	from time to time (but not more than once every six (6) months) on request by the Lender, to deliver to it a certificate signed by a director or officer of the Borrower confirming that, save as may be notified in detail in such certificate, no Event of Default or an event which with the giving of notice or passage of time or a determination of the Agent and/or the Lenders or any of them and/or satisfaction of any condition or any combination of the foregoing, may become an Event of Default has occurred and is then subsisting to be accompanied by such evidence as to the information and matters contained in such certificate as the Agent may from time to time reasonably require;

19.11	to maintain and ensure and procure that each Security Party shall maintain its corporate existence under the laws of the country of its incorporation and shall comply with all relevant legislation and laws and regulations applicable to it;

19.12	to pay and to ensure and procure that the other Security Parties shall pay all Taxes, assessments and other governmental charges when the same fall due and ensure and procure that all relevant tax returns of the Borrower and the other Security Parties shall be properly and timely filed;

19.13	to send (or procure that it is sent) to the Agent as soon as the same is instituted details of any litigation, arbitration or administrative proceedings against or involving any one or more of the Borrower or the other Security Parties, which is likely to have a material adverse effect on the Borrower, the other Security Parties;

19.14	to comply (and ensure that each other Security Party will comply) with all laws regulations treaties and conventions applicable to the Borrower and the other Security Parties;

19.15	not to and ensure and procure that each other Corporate Security Party shall not dissolve, merge into or consolidate with any other company or person and procure that no change in the management or the legal or beneficial ownership of the Borrower or the other Corporate Security Parties shall be effected;

19.16	to execute and procure the execution by each other Security Party of any further document or documents required by the Agent and/or the Lenders in order to perfect or complete the security created by the Finance Documents;

19.17	to use the proceeds of the Facility for the Borrower’s benefit and under its full responsibility and exclusively for the purposes specified in this Agreement; and

19.18	to provide the Agent and each Lender with such documents as the Agent and each Lender may from time to time require on the basis of laws and regulations applicable from time to time and the Lender’s own internal guidelines and “know your customer” requirements applicable from time to time and required to identify the Borrower and each other Security Party, including without limitation, documents and information in respect of the ultimate legal and beneficial owners of the Borrower and each other Security Party.

19.19	to ensure and procure that Mr. Michail Zolotas and Mr. Nicholas Fistes shall own at all times whether directly or indirectly an aggregate of at least ten per cent (10%) of the issued voting share capital of the Borrower;

19.20	to ensure and procure that all times throughout the Security Period the Borrower shall maintain with the Lender to the credit of any account held with the Lender the Minimum Liquidity;

19.21	to ensure and procure that:
a)	the Equity Ratio shall (i) from the Financial Quarter Day ending on 30th September 2012 until the Financial Quarter Day ending on 30th June 2013 be no less than: twenty five per cent (25%) and (ii) from the Financial Quarter Day ending on 30th June 2013 and at all times thereafter throughout the Security Period shall be no less than: thirty per cent (30%);

b)	the ratio of EBITDA to Interest Payable on a trailing four (4) Financial Quarter basis shall (i) from the Financial Quarter Day ending on 30th September 2012 until the

Financial Quarter Day ending a on 30th June 2013 be no less than: 2:1; and (ii) from the Financial Quarter Day ending on 30th June 2013 and at all times thereafter throughout the Security Period shall be no less than: 2.5 :1; and

c)	the Borrower and its Subsidiaries shall maintain on a consolidated basis on each Financial Quarter Day during the Security Period Working Capital of no less than zero Dollars ($0).
Compliance with the undertakings contained in this Clause 19.21 shall be determined quarterly by the Agent by reference to the latest Financial Statements of the Group delivered to the Agent pursuant to Clauses 19.1 and 19.2. Unless and until the Agent otherwise agrees in writing, at the same time as they deliver those Financial Statements or at any other time upon the Agent’s request, the Borrower shall deliver to the Agent a certificate in the form set out in Schedule 3 hereto, signed by the chief financial officer of the Borrower. In the case that the Financial Statements are prepared on the basis of US GAAP the covenants referred to in this Clause 19.21 may be readjusted by the Agent and notified to the Borrower; and

19.22	when so requested by the Agent, the Borrower shall appoint and procure that two (2) independent sale and purchase shipbrokers shall be appointed, nominated by the Agent to give valuations of each Fleet Ship without physical inspection and on the basis of an arms length purchase by a willing buyer from a willing seller and, unless the Agent otherwise requires, without taking into account any charterparty in respect thereof; all costs and fees payable in connection with such valuations shall be paid by the Borrower and the Fair Market Value of the relevant Fleet Ship shall be determined by taking into account the average of the aforesaid valuations.

20.	EVENTS OF DEFAULT

20.1	If:
20.1.1	the Borrower or any other Security Party fail to pay on the due date for payment any amount which shall have become due hereunder or under the other Finance Documents;

20.1.2	any representation, warranty or statement made by the Borrower or any other Security Party in this Agreement or in any of the Subject Documents or any certificate, statement or opinion delivered or made hereunder or under the Subject Documents or in connection herewith or with the Subject Documents shall be incorrect or inaccurate when made in any material respect;

20.1.3	an event of default under and as defined in any of the Subject Documents shall occur;

20.1.4	the Borrower or any other Security Party fail(s) duly and punctually to perform or observe any other term of this Agreement and in any such case such failure, if capable of remedy, shall continue for fourteen (14) days after the Agent (with the Majority Lenders’ authority) shall have given to the Borrower notice in writing of such failure;

20.1.5	any other indebtedness of the Borrower, the other Security Parties or any of them exceeding in aggregate Three hundred thousand Dollars ($300,000), shall become due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) days thereof;

20.1.6	the Borrower or any other Security Party or any other member of the Group shall enter into voluntary or involuntary bankruptcy, liquidation or dissolution, or shall become insolvent, or an administrator, administrative receiver, receiver or liquidator shall be appointed of all or a material part of its undertaking or assets or proceedings are commenced by or against them/it under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation, or if any event shall occur which, under the relevant system of law, shall have an equivalent effect;

20.1.7	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of the Borrower or any other Security Party unless such petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within thirty (30) days of the presentation of the petition;

20.1.8	the Borrower or any other Security Party or any other member of the Group shall cease or threaten to cease to carry on the whole or a substantial part of their/its business;

20.1.9	the Borrower or any other Security Party or any other member of the Group shall transfer or dispose of all or a substantial part of their/its assets whether by one or a series of transactions, related or not;

20.1.10	the Subject Documents or any of them shall cease, in whole or in part, to be valid, binding and enforceable;

20.1.11	any governmental or other consent, licence or authority required to make this Agreement and/or any of the other Finance Documents legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrower or any other Security Party to perform their/its respective duties and discharge their/its liabilities hereunder or under the other Finance Documents is withdrawn or ceases to be in full force and effect unless the Borrower or such other Security Party procures that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Agent and/or the Lenders within fifteen (15) calendar days of the said withdrawal or cessation;

20.1.12	any distress or execution is levied or enforced against a material (in the opinion of the Majority Lenders) part of the property and assets of the Borrower or any other Security Party and such distress or execution is not withdrawn or discharged within ten (10) Banking Days;

20.1.13	the Borrower or any other Security Party or any other member of the Group shall stop payment of, or shall be unable to, or shall admit inability to pay their/its debts as they fall due, or shall enter into any composition or other arrangement with their/its creditors generally or shall declare a general moratorium on the payment of indebtedness;

20.1.14	the fulfilment of any one or more of the obligations covenants and undertakings contained in any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto or the exercise of any of the rights vested in the Lenders and the Agent hereunder or thereunder becoming either unlawful under any applicable law or unauthorised by any authority having jurisdiction or otherwise impossible;

20.1.15	if Michael Zolotas ceases to be Chief Executive Officer and/or Nicholas Fistes ceases to be the Chairman of the Borrower and/or if Michael Zolotas and Nicholas Fistes together shall own directly or indirectly less than 10% of the Borrower’s voting share capital, in each case, without the Lender’s prior written consent;

20.1.16	a material adverse change occurs in the financial condition or operation of any one or more of the Security Parties or any other member of the Group; or

20.1.17	if any Security Party repudiates or evidences an intention to repudiate any one or more of the Subject Documents or if any Subject Document is rescinded or cancelled or terminated or amended or varied, without the Agent’s prior written consent; or

20.1.18	without limitation to the foregoing provisions of this Clause 20.1, any breach occurs which is material (in the opinion of the Lender) of the terms, and conditions of the Bonds or a Fundamental Change occurs pursuant to the Fundamental Change Put Option (as each of those terms is defined in the Bonds).
20.2	Upon the occurrence of an Event of Default and at any time thereafter without prejudice to any of the rights and remedies of the Agent and/or any Lender under any of the Finance Documents or otherwise the Agent may, and shall if so requested by the Majority Lenders, take any one or more of the following actions:
20.2.1	by written notice to the Borrower declare the Commitments of the Lenders cancelled, whereupon the same shall be cancelled;

20.2.2.	by written notice to the Borrower demand the immediate repayment of the Facility, all interest accrued thereon and all other Indebtedness, whereupon the same shall become immediately due and payable; and

20.2.3	take steps to exercise the rights and remedies conferred upon the Agent and/or the Lenders by this Agreement and the other Finance Documents and exercisable on or after the occurrence of an Event of Default.
20.3	All amounts received by the Lenders under or pursuant to any of the Finance Documents after the happening of any Event of Default shall be applied by the Agent in payment of the Indebtedness in accordance with the terms of Clause 12.

21.	SET-OFF

21.1	Each of the Lenders and/or the Agent shall have the right, in addition to all rights of set off, combination, lien or otherwise which it has at law or under any agreement between any of the Lenders and/or the Agent and the Borrower at any time without demand after the occurrence of an Event of Default:
21.1.1	to set off any amount to the credit of any existing accounts of the Borrower and/or the Personal Guarantor with any Lender and/or the Agent (whether deposit, loan or any other account) in or towards satisfaction of all amounts due from the Borrower under this Agreement and/or the other Finance Documents; and

21.1.2	to transfer and apply any amount standing to the credit of any such existing accounts of the Borrower and/or the Personal Guarantor with any associate or subsidiary of any Lender and/or the Agent in or towards satisfaction of all amounts due from the Borrower under this Agreement and/or the other Finance Documents.
21.2	Where such set-off or transfer requires the conversion of one currency into another, such conversion shall be calculated at the spot rate as conclusively determined by the Agent for purchasing such currency with the currency in which the relevant amounts are denominated on the date of actual payment.

22.	FEES

The Borrower shall pay to the Agent an arrangement fee (the “Arrangement Fee”) of Fifteen thousand Dollars ($15,000) on the Drawdown Date of the Advance first to occur.

23.	EXPENSES

23.1	Whether or not the Facility or any part thereof, is actually drawn down the Borrower shall reimburse the Lenders and the Agent on demand for all costs, charges and expenses incurred by the Lenders and the Agent in connection with the preparation, negotiation and conclusion of this Agreement and the other Finance Documents including fees and expenses of the Lenders’ and the Agent’s legal advisers.

23.2	The Borrower shall reimburse the Lenders and the Agent on demand for all charges and expenses (including legal fees) incurred by the Lenders and the Agent in or in connection with the exercise of the Lenders’ and the Agent’s rights and powers under this Agreement and the other Finance Documents (including but not limited to the fees and charges of auditors and lawyers instructed by the Lenders and/or the Agent) and with the actual, attempted or purported enforcement of, or preservation of rights under this Agreement and the other Finance Documents.

24.	INDEMNITY

The Borrower hereunder undertakes and agrees to indemnify the Lenders and the Agent, upon the Agent’s first demand, from and against any losses, costs or expenses (including legal expenses) which they incur in consequence of any Event of Default including (but without limitation) all losses (including loss of profit for the current Interest Period), premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to advance or maintain the Facility or any part thereof.

25.	STAMP DUTIES

The Borrower shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the other Finance Documents. The Borrower shall indemnify the Lenders and the Agent against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrower to pay any such taxes.

26.	DETERMINATIONS

Each determination of an Interest Rate or a Default Rate or of any amount in respect of principal or interest or fees or expenses by the Lenders and/or the Agent in accordance with this Agreement and every other determination or certification by the Lenders and/or the Agent under this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

27.	NO WAIVER

No failure to exercise and no delay on the part of the Lenders and/or the Agent in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power preclude any other or future exercise thereof or the exercise of any other right or power. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers or remedies provided by law.

28.	PARTIAL INVALIDITY

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the laws of any other jurisdiction.

29	THE AGENT

29.1	Each Lender hereby irrevocably appoints and authorises the Agent to act as its agent under this Agreement and the other Finance Documents.

29.2	The Agent shall have such powers and discretions:
29.2.1	which are expressly delegated to the Agent by the terms of this Agreement and the other Finance Documents;

29.2.2	which the Majority Lenders consider appropriate and give to the Agent (generally or in a particular case) with the Agent’s consent; and

29.2.3	which the Agent considers to be reasonably incidental to the discharge and performance of any of its functions under this Agreement or any of the other Finance Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Majority Lenders.
29.3	The relationship between the Agent and each Lender is that of agent and principal only. Nothing in this Agreement or the other Finance Documents shall constitute the Agent a trustee or fiduciary for any Lender or any other person and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

29.4	In performing its functions and duties under this Agreement and the other Finance Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Borrower or any other Security Party in any circumstances whatsoever.

29.5	Subject to Clause 29.6 and the other provisions of this Agreement and the other Finance Documents, the Agent is hereby irrevocably authorised by the Lender in their name and on their behalf (and shall, if so directed by written notice from the Majority Lenders after the Lenders shall have consulted for a period of not less than five (5) days, which direction shall be binding on all the Lenders):
29.5.1	to waive, modify, vary or otherwise amend or excuse performance of any provisions of this Agreement or any of the other Finance Documents; and

29.5.2	to enforce or take or refrain from taking any other action or proceedings with regard to this Agreement or any of the other Finance Documents,
29.6	Except in cases where the Agent is of the opinion that the Lenders would be prejudiced by any delay in the Agent enforcing or taking action, in which event the Lender may, but shall not be obliged to, enforce or take action without prior notification to the Lenders, the Agent shall be obliged to notify the Lenders if it proposes to waive, modify, vary or otherwise amend or excuse performance of any provision of this Agreement or any of the other Finance Documents or to enforce or take or refrain from taking any action under Clause 20.2 and the Agent shall not be entitled to proceed with that proposal unless the Majority Lenders shall give notice to the Agent agreeing to that proposal. The Agent shall be entitled to cancel that proposal if written notice pursuant to this Clause 29.6 is not received within five (5) days of the Lenders being so notified by the Agent.

29.7	Unless a contrary intention appears in a Security Document:
29.7.1	the Agent shall exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vesting in it as agent);

29.7.2	the Agent shall not be liable for any act or omission if its acts or refrains from taking action in accordance with an instruction of the Majority Lenders;

29.7.3	subject to the provisions of this Agreement and the other Finance Documents, the Agent agrees to act with respect to this Agreement and the other Finance Documents in accordance with the written instructions of the Majority Lenders. Any instructions given by the Majority Lenders will be binding on all the Lenders;

29.7.4	the Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions;

29.7.5	in the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders; and

29.7.6	the Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Security Document.
29.8	In no event shall the Agent be required to take any action which exposes, or is likely to expose, the Agent to personal liability or which is contrary to the provisions of:
29.8.1	this Agreement or any of the other Finance Documents; or

29.8.2	any law, regulation or directive.
29.9	The Agent shall furnish each Lender with copies of:
29.9.1	any documents received by it under Clause 19.18 (but the Agent shall not be obliged to review or check the accuracy or completeness thereof);

29.9.2	if requested by any Lender , with copies of all documents received by the Agent under Clause 18.1;

29.9.3	any notice received from the Borrower or any other Security Party referring to this Agreement, and stating that an Event of Default has occurred or is continuing; and

29.9.4	any document which is delivered to the Agent for that Lender by the Borrower or any other Security Party.
29.10	Each Lender will, promptly after receipt or despatch thereof, forward to the Agent a copy of any communication:
29.10.1	sent by that Lender to the Borrower or any other Security Party; or

29.10.2	received by that Lender from the Borrower or any other Security Party and, in each case, relating to this Agreement or any of the Finance Documents.
29.11	The Agent shall (subject to Clause 14.4) distribute promptly to each Lender its due proportion of all sums received by the Agent on behalf of the Lenders under this Agreement or any of the other Finance Documents, subject to the Agent’s right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Agent, become) due and payable to the Agent from that Lender.

29.12	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

29.13	The Agent may retain for its own use and benefit (and shall not be liable to account to any Lender for all or any part of) any sums received by it by way of fees (and not payable to any Lender) or by way of reimbursement of expenses incurred by it.

29.14	Subject to Clause 29.15 the provisions of this Agreement and any of the other Finance Documents may be waived, and (subject to the written agreement of each of the other parties thereto, other than the Lender) varied or amended, by the Agent acting on the written instructions of the Majority Lenders, in each case evidenced by an instrument in writing, and any such waiver, variation or amendment shall be binding upon all the Lenders.

29.15	Nothing in Clause 29.14 shall authorise the effecting, without the prior written consent of the Agent and all the Lenders, of:
29.15.1	any change in the Applicable Margin or in the definitions of “Majority Lenders” or “Finance Documents” or “Security Documents”;

29.15.2	any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment of principal, interest, fees, or other amounts payable under this Agreement;

29.15.3	any change in a Lender’s Commitment;

29.15.4	any extension of the Commitment Period;

29.15.5	any change to Clauses 3, 5, 10, 11, 12, 17, 32 and 34;

29.15.6	any change to this Clause 29.15;

29.15.7	the release of any of the security created by or pursuant to the Security Documents (or any of them); or

29.15.8	any other matter in respect of which the terms of this Agreement or any other of the Finance Documents expressly requires the agreement of all the Lenders.
29.16	At all times throughout the Security Period the Borrower shall be entitled to rely upon the advice of the Agent as to the giving of any approvals or consents or the exercise of any discretions by the Banks or any other act of the Lenders as required by this Agreement and/or the other Finance Documents or any of them.

29.17	The Agent shall, subject to Clause 29.6, at all times:
29.17.1	consult with the Lenders before giving any approvals or consents or exercising any discretions or performing any other act which may be given or exercised or performed by the Agent under this Agreement or any of the other Security Documents; and

29.17.2	keep the Lenders informed of each and every approval or consent given and each exercise of any such discretion and each performance of any such other act which the Agent may have performed on behalf of the Lenders as required by this Agreement or any of the other Security Documents.
29.18	Notwithstanding the provisions of Clauses 29.14 and 29.15, no provision of this Agreement or of any other of the other Finance Documents which in any way relates to the duties, functions, powers or responsibilities of the Agent may be amended, waived or suspended without the prior consent of the Agent.

30.	RETIREMENT OF THE AGENT

30.1	The Agent may at any time resign its appointment under this Agreement by giving the Security Parties and the Lenders not less than thirty (30) days’ prior written notice to that effect.

30.2	After the giving by the Agent of a notice of termination the Majority Lenders may in writing appoint a successor.

30.3	If no such successor is appointed within the period specified in Clause 30.1, the Agent may appoint as its successor any reputable bank or financial institution.

30.4	Upon the acceptance by a successor to the Agent of its appointment, which acceptance shall be in such form as the Majority Lenders shall approve:
30.4.1	that successor shall become bound by all the obligations of the Agent and become entitled to all the rights, privileges, powers, authorities and discretions of the Agent under this Agreement and the other Finance Documents;

30.4.2	the obligations of the Agent under this Agreement and the other Finance Documents shall terminate but without prejudice to any liabilities which the Agent may have incurred prior to that termination;

30.4.3	the Agent shall be discharged from any further liability or obligations under this Agreement and the other Finance Documents; and

30.4.4	the provisions of this Agreement and the other Finance Documents shall continue in effect for the benefit of the Agent in respect of any action taken or omitted to be taken by it or any event occurring before the termination of its obligations pursuant to this Clause 30.
31.	LIMITS OF THE AGENT’S OBLIGATIONS

31.1	The Agent shall not be obliged to ascertain or enquire:
31.1.1	either initially or on a continuing basis, as to the credit or financial condition or affairs of the Borrower, any other Security Party or any other person;

31.1.2	as to the performance or observance by the Borrower or any other Security Party of any of the terms and conditions of this Agreement or any of the other Finance Documents or any other agreement; or

31.1.3	whether any Event of Default has occurred, and until it shall have actual knowledge or express notice to the contrary, the Agent shall be entitled to assume that no Event of Default has occurred.

31.2	Neither the Agent nor any of its respective officers, employees or agents shall be responsible to any other Lenders for:
31.2.1	any failure or delay in performance, or breach by the Borrower, of their respective obligations under this Agreement or any of the other Finance Documents or any other agreement or any failure or delay in performance, or breach by any of the other Security Parties, of their respective obligations under any of the Security Documents or any other agreement; or

31.2.2	any recitals, statements, representations or warranties in, or for the legality, validity, effectiveness, enforceability, admissibility in evidence or sufficiency of, this Agreement or any of the other Security Documents or any other agreement; or

31.2.3	the legality, validity, effectiveness or enforceability of any of the security created, or purported to be created, pursuant to any of the Security Documents.
31.3	Neither the Agent nor any of its respective officers, employees or agents shall be liable for any loss, damage or expense suffered or incurred by the Borrower or any other Lender or any other person in consequence of any action taken or omitted to be taken by it under this Agreement or any of the other Finance Documents or in connection herewith or therewith unless caused by its gross negligence or wilful misconduct.

31.4	Without prejudice to the provisions of Clause 31.3, none of the other parties to this Agreement shall take any proceedings against any officer, employee or agent of the Agent in respect of any claim which it may have against the Agent or in respect of any act or omission (including, without limitation, negligence or wilful misconduct) by that officer, employee or agent in relation to this Agreement or any of the other Security Documents.

31.5	Each Lender:
31.5.1	severally represents and warrants to the Agent that it has made its own independent investigation of the financial condition and affairs of the Borrower and the other Security Parties in connection with the entry by that Lender into this Agreement , and in that respect has not relied on any information provided to it by the Agent; and

31.5.2	undertakes that it will continue to make its own independent appraisal of the creditworthiness of the Borrower and the other Security Parties and will not rely on any information provided to it by the Agent.
31.6	The Lenders agree (which agreement shall survive payment of all sums due under this Agreement) to indemnify the Agent (to the extent not reimbursed by the Borrower) rateably in the case of the Lenders, according to their respective Contributions (or, if no part of the Facility has been advanced, their respective Commitments) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its functions or duties under this Agreement or any of the other Finance Documents, or in connection with any action taken or omitted to be taken by the Agent in enforcing or preserving or attempting to enforce or preserve the rights of the Lenders under this Agreement or any of the other Finance Documents or any other documents or security.

31.7	The Agent may:
31.7.1	engage and pay for the advice and services of any lawyers, accountants or other experts whose advice or services may to the Agent seem necessary or desirable and the Agent shall be entitled to rely on the advice and opinions of such lawyers, accountants and other experts and shall not be liable to any of the other parties hereto for any of the consequences of any such reliance;

31.7.2	perform all or any of its functions and duties hereunder or under the Finance Documents through employees or agents or any office or branch of the Agent from time to time selected by it and notified to the other parties hereto;

31.7.3	rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the other parties hereto for any of the consequences of such reliance; and

31.7.4	without liability to account, make loans to, accept deposits from and generally engage in any kind of banking or trust business with the Borrower or the other Security Parties as though the Agent was not an Agent.
31.8	If it is also a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not an Agent.

32.	SHARING OF PAYMENTS

32.1	This Clause 32 applies if any Lender (the “Sharing Lender”) at any time receives or recovers (whether by way of voluntary or involuntary payment, by virtue of the exercise of its legal rights including but not limited to the right of set-off, counterclaim or otherwise howsoever) the whole or any part of any amounts due to it from the Borrowers (or any of them) under this Agreement or any of the other Finance Documents otherwise than by distribution from the Agent in accordance with the terms of this Agreement.

32.2	Subject to Clauses 32.3 and 32.4
32.2.1	the Sharing Lender shall forthwith pay to the Agent the full amount or (as the case may be) an amount equal to the equivalent of the full amount so received or recovered;

32.2.2	as between the Borrower and the Sharing Lender, the Borrower shall remain or again become indebted to such Sharing Lender under this Agreement in the amount so paid as if it had not been received or recovered as aforesaid; and

32.2.3	the Agent shall treat the amount so paid as if it were a payment by the Borrower on account of amounts due from the Borrower under this Agreement or any of the other Security Documents for distribution to the Sharing Lender and such of the other Lenders in the proportions in which the Sharing Lender and the other Lenders would have been entitled to receive such amount had it been paid by the Borrower to the Agent hereunder or under such Security Documents.
32.3	Any payment and adjustment made pursuant to Clause 32.2 shall be subject to the condition that, if the amount (or any part thereof) so paid by the Sharing Lender to the Agent subsequently falls to be repaid by the Sharing Lender to the Borrower or any other person, then each of the Lenders who has received any part thereof from the Agent shall repay the amount received by it to the Sharing Lender, together with such amount (if any) as is necessary to reimburse the Sharing Lender the appropriate portion of any interest it has been obliged to pay when repaying such amount as aforesaid, and the relevant adjustments pursuant to Clause 32.2 shall be cancelled.

32.4	A Sharing Lender which has commenced or joined in an action or proceeding in any court to recover sums due to it under this Agreement or any of the other Finance Documents, and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights under this Agreement or any of the other Finance Documents in the same or another court.

32.5	Each Lender shall promptly give notice to the Agent of:
32.5.1	the institution by that Lender of a legal action or proceedings against the Borrower under this Agreement or under any of the other Finance Documents or in connection therewith as soon as practicable thereafter (and, in any event, within 5 Banking Days); and

32.5.2	the receipt or recovery by that Lender of any amount due and payable by the Borrower under this Agreement or under any of the other Security Documents which is received or recovered otherwise than through the Agent.
Upon receipt of any such notice the Agent will as soon as practicable thereafter notify the other Lenders.

33.	TRANSFER, ASSIGNMENT, PARTICIPATION, CHANGE OF LENDING BRANCH

33.1	This Agreement shall bind and be to the benefit of the Borrower, the Lenders and the Agent and their respective successors and permitted assigns.

33.2	The Borrower may not assign any of its rights, powers, duties or liabilities hereunder without the prior written consent of the Lenders and/or the Agent which they shall have full power to withhold.

33.3	Any Lender (the “Transferor Lender”) may, without prior notice or the consent of the Borrower or any other Security Party, at any time assign, transfer all or part of the Facility and its rights and powers and/or obligations under this Agreement and the other Finance Documents to any other bank or other financial institution (the “Transferee Lender”). The Lenders and the Agent shall notify the Borrower of any such assignment or transfer as soon as practicable. That transfer shall be effected by the delivery by the Transferor Lender to the Agent of a Transfer Certificate executed by the Transferor Lender and the Transferee Lender. Any such transfer shall not be effective unless it is effected by a Transfer Certificate.

33.4	A Lender may at any time and from time to time change its lending office in respect of the whole or any part of its participation in the Facility. Such Lender shall notify the Borrower of any such change in the lending office as soon as is practicable.

33.5	The Agent shall as soon as practicable but not later than the fifth (5th) Banking Day after receipt by it of a Transfer Certificate:
33.5.1	sign the Transfer Certificate on behalf of the Security Parties , itself and each of the other Lenders; and

33.5.2	give notice to the Security Parties and the Lender of receipt, and attaching a copy, duly signed by it, of that Transfer Certificate.
33.6	The Borrower and each Lender irrevocably authorise the Agent to sign any Transfer Certificate on its behalf.

33.7	A Transfer Certificate shall be effective on the later of:
33.7.1	the date specified in that Transfer Certificate; and

33.7.2	the date of receipt by the Security Parties and the Lenders of the notice given by the Agent pursuant to Clause 33.5.2.
33.8	A Transfer Certificate shall have effect in accordance with the following:
33.8.1	to the extent that in that Transfer Certificate the Transferor Lender seeks to transfer its rights and/or its obligations under this Agreement and the other Finance Documents, each Security Party and the Transferor Lender shall each be released from further obligations to the other under this Agreement and the other Finance

Documents and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 33.8.1 as “discharged rights and obligations”);

33.8.2	each Security Party, the Transferee Lender and the other Lenders shall each assume obligations towards each other and/or acquire rights against each other which differ from the discharged rights and obligations only insofar as the Transferee Lender has assumed and/or acquired the same in place of the Transferor Lender; and

33.8.3	the Transferee Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Transferee Lender been an original party to this Agreement as a Lender with the rights and/or obligations acquired or assumed by it as a result of that transfer.
33.9	If any Lender transfers or assigns, transfers or in any other manner grants participation in respect of all or any part of its rights, powers duties and liabilities hereunder pursuant to this Clause 33 the Borrower undertakes immediately on being requested to do so by the Agent and at the cost of such Lender to enter into and procure that the other parties to the Finance Documents shall enter into, such documents as may be necessary or desirable to transfer to the relevant assignee, transferee or participant all or the relevant part of such Lender’s interest in the Finance Documents and all relevant references in this Agreement and the Finance Documents to such Lender shall thereafter be construed as a reference to such Lender and/or such assignee, transferee or participant (as the case may be) to the extent of their respective interests.

33.10	Each Lender may disclose to a potential assignee, transferee of participant or to any other person who may propose entering into contractual relations with such Lender in relation to this Agreement such information about the Borrower and the other Security Parties as such Lender shall consider appropriate.

34.	NON-IMMUNITY

34.1	Neither the Borrower nor any other Security Party has any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of the United Kingdom, or the Republic of Greece or the Republic of Cyprus or Bermuda or the Republic of the Marshall Islands.

34.2	The exercise by the Borrower of its rights and performance and discharge of its duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

34.3	To the extent that the Borrower may in any jurisdiction in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the other Finance Documents claim for themselves or their assets immunity from suit, judgment, execution, attachment (whether, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to themselves or their assets any such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives any such immunity to the full extent permitted by the laws of such jurisdiction.

35.	NOTICES

35.1	Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

35.2	A notice shall be sent:

(a)	in the case of the Borrower:	c/o NEWLEAD SHIPPING S.A.
83 Akti Miaouli & 1-7, Flessa
185 38 Piraeus
Greece
Fax No.: +30 213 0148609

(b)	in the case of the Agent at:	24B Kifissias Avenue
151 25 Maroussi
Attiki, Greece
Fax No: +30 210 6896358

(c)	in the case of a Lender, at the address set out beneath its name in the Schedule 1, or to such other address as the relevant party may notify the other in writing.

35.3	Subject to Clauses 35.4 and 35.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.
35.4	However, if under Clause 35.3 a notice would be deemed to be served:
(a)	on a day which is not a Banking Day in the place of receipt; or

(b)	on such a Banking Day, but after 5 p.m. local time;
the notice shall (subject to Clause 35.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Banking Day.

35.5	Clauses 35.3 and 35.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form, which is illegible in a material respect.

35.6	A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

35.7	Any notice under or in connection with a Finance Document shall be in English.

35.8	In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

36	SUPPLEMENTAL

36.1	The rights and remedies which the Finance Documents give to the Lenders and/or the Agent are:
(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
36.2	If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

36.3	A Finance Document may be executed in any number of counterparts.

36.4	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

36.5	This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lenders and/or the Agent and the Borrower or their representatives prior to the date of this Agreement including, without limitation, the Commitment Letter.

37.	LAW AND JURISDICTION

37.1	This Agreement and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, English law.

37.2	Subject to Clause 37.3, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement and any non-contractual obligations connected with it.

37.3	Clause 37.2 is for the exclusive benefit of the Lender, which reserves the right:
(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.
The Borrower shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Agreement and any non-contractual obligations connected with it.

37.4	The Borrower irrevocably appoints HFW Nominees Limited, presently at Friary Court, 65 Crutched Friars, London EC3N 2AE, England, to act as its agent to receive and accept on their/its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement and any non-contractual obligations connected with it.

37.5	The Borrower irrevocably designates and appoints Mr. Peter Kallifidas , an Attorney-at-law with offices at 83 Akti Miaouli, 185 38 Piraeus, Greece, as agent for the service of process in Greece (“antiklitos”) and agree to consider any legal process or any demand or notice made served by or on behalf of the Lenders and/or the Agent on the said agent as being made to the Borrower. The designation of such an authorized agent (“antiklitos”) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the other Finance Documents.

37.6	Nothing in this Clause 37 shall exclude or limit any right which the Lenders and/or the Agent may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

37.7	In this Clause 37, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

38.	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS

In case of any conflict between the provisions of this Agreement and any of the other Finance Documents the provisions of this Agreement shall prevail.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

EXECUTION PAGE

THE LENDERS

SIGNED by Chaelis M.	)	/s/ Chaelis M.
and by Stavros Yagos	)
for and on behalf of	)
MARFIN EGNATIA BANK Societe Anonyme	)	/s/ Stavros Yagos
in the presence of:	)

/s/ Vasiliki Katsouli Attorney-at-law V&P Law Firm 15 Filikis Eterias Square 106 73 Athens, Greece

THE BORROWER

SIGNED by Panagiotis-Peter Kallifidas	)
for and on behalf of	)
NEWLEAD HOLDINGS LTD.	)	/s/ Panagiotis-Peter Kallifidas
in the presence of:	)

/s/ Vasiliki Katsouli Attorney-at-law V&P Law Firm 15 Filikis Eterias Square 106 73 Athens, Greece

SCHEDULE 1
LENDERS AND COMMITMENTS

		Commitment
Lender	Lending Office	$

Marfin Egnatia Bank Societe	91 Akti Miaouli	$23,000,000
Anonyme	185 38 Piraeus
	Greece
	Fax Nr.: +30 210 6896358

SCHEDULE 2
FORM OF NOTICE OF DRAWDOWN

TO:	MARFIN EGNATIA BANK Societe Anonyme
24B Kifissias Avenue
151 25 Maroussi
Attiki, Greece
Date: [•] 2010
Dear Sirs,
Financial Agreement dated [•] as novated, amended and restated on [•]
1.	We refer to the financial agreement dated [•] 2010 as novated, amended and restated (the “Financial Agreement”) and made between ourselves, as Borrower and yourselves as Lender, in connection with a reducing revolving credit facility of up to Twenty Three million Dollars ($23,000,000).

Terms defined in the Financial Agreement have their defined meanings when used in this Notice of Drawdown.

2.	We request to borrow [an] Advance[s] as follows:
(a)	Amount: $ [•];

(b)	Drawdown Date: [•] 20[•];

(c)	Duration of the first Interest Period shall be [•] months; and

(d)	Payment instructions: account in the name of [•] and numbered [•] with [•] of [•].
3.	We represent and warrant that:
(a)	the representations and warranties in Clause 16 of the Financial Agreement and in the other Finance Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the above Advance[s].
4.	This notice cannot be revoked without your prior written consent.

Yours faithfully,
For and on behalf of
NEWLEAD HOLDINGS LTD.

Attorney-in-Fact

SCHEDULE 3
FORM OF ACKNOWLEDGEMENT
Date: [•] 2010
Financial Agreement dated [•] 2010 as novated, amended and restated on [•] 2010 (the
“Financial Agreement”)
We the undersigned Borrower declare that in connection with the above Financial Agreement we received [an] Advance[s] in the amount of [•] Dollars ($[•]) value [•].
Capitalised terms used herein shall have the respective meanings specified in the Financial Agreement.
Yours faithfully,
For and on behalf of
NEWLEAD HOLDINGS LTD.

Attorney-in-Fact

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE
[Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions.]
To: Marfin Egnatia Bank Societe Anonyme as agent on its own behalf and for and on behalf of the Borrower and Lenders defined in the Financial Agreement referred to below:
Attention: [•]
1.	This Transfer Certificate relates to a financial agreement (the “Financial Agreement”) dated [•] as novated, amended and restated on [•] and made between (1) Newlead Holdings Ltd. of the Marshall Islands as borrower (the “Borrower”), (2) the banks and financial institutions defined therein as lenders (the “Lenders”), (3) Marfin Egnatia Bank Societe Anonyme as agent (as the same may from time to time be amended or varied).

2.	Terms defined in the Financial Agreement shall, unless otherwise defined herein, have the same meanings when used in this Transfer Certificate.

3.	In this Certificate:

“Relevant Party” means each Security Party and each Lender;

“Transferor Lender” means [full name] of [lending office]; and

“Transferee Lender” means [full name] of [lending office].

4.	The Transferor Lender as beneficial owner hereby transfers to the Transferee Lender absolutely in accordance with Clause 33 of the Financial Agreement all its rights and benefit (present, future or contingent) under the Financial Agreement and the other Finance Documents to the extent of [•] per cent. ([•]%) of the Transferor Lender’s Contribution outstanding, details of which are set out below:

Transferor Lender’s Contribution	Amount to be Transferred

5.	By virtue of this Transfer Certificate and Clause 33 of the Financial Agreement the Transferor Lender is discharged [entirely from its Commitment][from [•] per cent ([•]%) of its Commitment].

6.	The Transferee Lender hereby requests the Agent and the Lenders to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 33 of the Financial Agreement so as to take effect in accordance with the terms thereof on [•].

7.	The Transferee Lender:

7.1	confirms that it has received copies of the Financial Agreement and the other Finance Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

7.2	confirms that it has not relied and will not hereafter rely on the Transferor Lender, any other Lender, the Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Financial Agreement, any of the other Security Documents or any such other documents or information;

7.3	agrees that it has not relied and will not rely on the Transferor Lender, any other Lender, the Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Financial Agreement or any of the other Finance Documents (save as otherwise expressly provided therein);

7.4	warrants to the Transferee Lender and each Relevant Party that it has power and authority to become a party to the Financial Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Financial Agreement and the other Security Documents;

7.5	if not already a Lender, appoints the Agent to act as its agent as provided in the Financial Agreement and the other Security Documents and agrees to be bound by the terms thereof; and

7.6	confirms the accuracy of the administrative details set out in the Schedule to this Transfer Certificate.

8.	The Transferor Lender:

8.1	warrants to the Transferee Lender and each Relevant Party that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so; and

8.2	undertakes with the Transferee Lender that it will, at its own expense, execute any documents which the Transferee Lender reasonably requests for perfecting in any relevant jurisdiction the Transferee Lender’s title under this Transfer Certificate or for a similar purpose.

9.	The Transferee Lender hereby undertakes with the Transferor Lender and each Relevant Party that it will perform all those obligations which by the terms of the Financial Agreement will be assumed by it after this Transfer Certificate takes effect.

10.	If this Transfer Certificate takes effect during an Interest Period, the Agent shall make all payments which would have become due to the Transferor Lender under the Financial Agreement during that Interest Period if no such transfer had been effected to the Transferor Lender and the Transferee Lender according to the percentages of the Transferor Lender’s Contribution and Commitment transferred and retained pursuant to Clauses 4 and 5 of this Transfer Certificate, and the Transferor Lender and the Transferee Lender shall be responsible for paying to each other pro rata all amounts (if any) due to them from each other for that Interest Period. On and from the commencement of the immediately succeeding Interest Period, the Agent shall make all payments due under the Financial Agreement for the account of the Transferor Lender to the Transferor Lender and shall make all payments due under the Financial Agreement for the account of the Transferee Lender to the Transferee Lender. This provision is for administrative convenience only and shall not affect the rights of the Transferor Lender and the Transferee Lender under the Financial Agreement.

11.	None of the Transferor Lender, any other Lender or the Agent:

11.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Financial Agreement or any of the other Security Documents or any other document relating thereto;

11.2	assumes any responsibility for the financial condition of the Borrower or any other party to the Financial Agreement or any of the other Security Documents or any other document relating thereto or for the performance and observance thereof by (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).

12.	The Transferor Lender and the Transferee Lender undertake that they will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent’s gross negligence or wilful misconduct, as the case may be.

13.	The agreements and undertaking of the Transferee Lender in this Transfer Certificate are given to and for the benefit of and made with each of the Relevant Parties.

14.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

Transferor Lender

By: [•]

Dated: [•]

Transferee Lender

By: [•]

Dated:

Agent (for and on behalf of itself and for every other Relevant Party)

By: [•]

Dated: [•]
Note:	The execution of this Transfer Certificate alone may not transfer a proportionate share of the Transferor Lender’s interest in the security constituted by the Security Documents in the Transferor Lender’s or Transferee Lender’s jurisdiction. It is the responsibility of each individual Lender to ascertain whether any other documents are required to perfect a transfer of such a share in the Transferor Lender’s interest in such security in any such jurisdiction, and, if so, to seek appropriate advice and arrange for execution of the same.

SCHEDULE
ADMINISTRATION DETAILS OF TRANSFEREE LENDER
Name of Transferee Lender:
Lending Office:
Contact Person
(Loan Administration Department):
Telephone:
Telex:
Fax:
Contact Person
(Credit Administration Department):
Telephone:
Telex:
Fax:
Account for Payments: